Exhibit 10.4

[KEY ENERGY LETTERHEAD]

February 4, 2019

[Recipient’s Name]

[Address Line 1]

[City State Zip]

Re: Long Term Incentive Cash Award

Dear [First Name of Recipient]:

Key Energy Services, Inc., a Delaware corporation (the “Company”) considers your continued service and dedication to the Company essential to our success. To reward you for your continued service with the Company, the Company is pleased to provide you (“you” or “Employee”) with a long term incentive award, as described in this letter agreement.

In recognition of your valued service with the Company, the Company is providing you a long term incentive cash award (the “LTI Cash Award”), in the amount of $            , less all applicable withholdings and deductions withheld from the amount by the Company as required by law subject to the satisfaction of the terms and conditions of this letter agreement. Your LTI Cash Award will vest 40% on February 4, 2020 and 60% on February 4, 2021 (each, a “Vesting Date”).

Section 1. Eligibility Criteria

You will be eligible to receive this LTI Cash Award if all of the following criteria are satisfied:

1.

You are continually employed by the Company from the date of this letter agreement through and including the applicable Vesting Date. The Company will have the sole discretion to determine whether any leave of absence before February 4, 2021 constitutes a forfeiture of the LTI Cash Award.

2.	You have not given notice of your intent to resign from employment on or before the applicable Vesting Date.

Section 2. Termination of Employment

In the event that your employment with the Company terminates for any reason, except a Termination for Cause (as defined below) prior to February 4, 2020 (the “First Period”) or prior to February 4, 2021 (the “Second Period”), the unvested portion of your LTI Cash Award will vest pro-rata for the remainder of the Period in which you are terminated, the date of termination will be the Vesting Date and you will be entitled to receive a settlement of the resulting vested portion of your LTI Cash Award pursuant to Section 3 below. In the event that your employment with the Company terminates for Cause or by you for any reason, the unvested portion of your LTI Cash Award will terminate and be forfeited.

Section 3. Payment of LTI Cash Award

If you are eligible to receive any vested portion of the LTI Cash Award pursuant to Section 1, such vested portion of the LTI Cash Award will be paid to you in one lump sum cash payment on the first regularly scheduled pay date after the applicable Vesting Date, but in no event later than thirty (30) days following such Vesting Date.

Section 4. Miscellaneous Terms

Your employment remains at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause.

“Termination for Cause” means termination of the your employment by the Company (or any of its subsidiaries) by reason of your (i) gross negligence in the performance of your duties, (ii) willful failure to perform your duties (other than such failure resulting from your incapacity due to physical or mental illness) that you fails to remedy to the reasonable satisfaction of the Company within thirty (30) days after written notice is delivered by the Company to you that sets forth the basis of your failure to perform your duties, (iii) willful engagement in conduct which is, or can reasonably be expected to be, materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of, or plea of guilty or no contest to, a misdemeanor involving moral turpitude or any felony.

The Company shall oversee all aspects of the administration of the LTI Cash Award and this letter agreement. The Company shall have complete control and authority to determine your rights with respect to the LTI Cash Award or the rights of any other person having or claiming to have any interest to the LTI Cash Award through you. The Company shall have complete discretion to interpret the provisions of this letter agreement and to decide all matters under this letter agreement, including, without limitation, the right to modify a vesting or forfeiture schedule applicable to the LTI Cash Award. Such interpretation and decision shall be final, conclusive and binding on you and any person claiming under or through you, in the absence of clear and convincing evidence that the Company acted arbitrarily and capriciously. When making a determination or calculation, the Company shall be entitled to rely on information furnished by you or any Company representative. The Company may correct any defect, supply any omission, or reconcile any inconsistency in this letter agreement in the manner and to the extent it deems necessary or desirable to carry out the intent of this letter agreement, and the Company shall be the sole and final judge of that necessity or desirability.

Your LTI Cash Award is intended to be a short-term deferral exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted consistent with this intention. All rights under this letter agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder.

This letter agreement contains all of the understandings and representations between the Company and you relating to the LTI Cash Award and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any LTI Cash Award; provided, however, that this letter agreement shall not prevent the Company from entering into subsequent agreements with you that could modify or amend this letter agreement.

Any payment of cash under this letter agreement to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

As partial consideration for the granting of the LTI Cash Award, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this letter agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.

This letter agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles.

The provisions this letter agreement shall bind and inure to the benefit of the Company and the successors and assigns of the Company. All references to the “Company” within this letter agreement shall refer to the Company and any such successor or assignee of the Company.

If this letter agreement accurately sets forth our understandings and agreements with respect to the subject matter hereof, please execute this letter agreement in the space provided below and send a fully executed copy of this letter agreement to Katherine Hargis in the enclosed confidential envelope no later than February 21, 2019. The remaining copy is for your files. If Katherine Hargis does not receive a signed copy of this letter agreement on or before February 21, 2019, the terms of this letter agreement will expire and neither Company nor any of its subsidiaries or affiliates will have any obligations hereunder. Should you have any questions, please call Katherine Hargis at (713) 651-4446. We look forward to your continued employment with us.

Very truly yours,

KEY ENERGY SERVICES, INC.

By:
Rob Saltiel
President & CEO

Agreed to and accepted:

February , 2019

cc Julie Gonzales